Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES

OFFICER'S CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 13, 2004, by and among Greenwich Capital Commercial Funding Corp., as
Depositor, Wachovia Bank National Association, as Master Servicer, Lennar Partners, Inc., as
Special Servicer, LaSalle Bank National Association, as Trustee and ABN AMRO Bank N.V., as
Fiscal Agent with respect to Commercial Mortgage Pass-Through Certificates, Series 2004-GG1
(the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 3.14 of this Agreement, Timothy E. Steward and Clyde M.
Alexander, Directors of the Master Servicer, do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from May 13,
2004 through December 31, 2004 and of its performance under the Agreement during such period has been made under our supervision;
2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period May 13, 2004 through December 31, 2004; and
3.
The Master Servicer has received no notice regarding the qualification, or challenging the status, of either REMIC Pool or any Loan REMIC as a REMIC or of the Grantor Trust as a "grantor trust," from the IRS or any other governmental agency or body.
IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 9th day of March 2005.

/s/ Timothy E. Steward
Timothy E. Steward, Director
Wachovia Bank National Association

/S/ Clyde M. Alexander
Clyde M. Alexander, Director
Wachovia Bank National Association